Exhibit 99.1

Kyto BioPharma Inc. Announces Letter of Intent to Acquire
Barbados Sea Island Cotton Inc.

Palm Beach Gardens FL– July 22, 2013 – Kyto BioPharma Inc. (“Kyto”) (OTCQB: KBPH) is pleased to announce that it has entered into a Letter of Intent to acquire all of the outstanding common shares of Barbados Sea Island Cotton Inc. (“BSC”) through the issuance of 10 million common shares of Kyto to the shareholders of BSC and BSC satisfying Kyto’s outstanding debt on closing.  BSC , through political relationships, industry experience and proprietary investments in the Island of Barbados, has secured the rights to manage the production process through a vertical integration plan encompassing all aspects of growing, harvesting, ginning, spinning, knitting, assembling and selling premier “Genuine Certified West Indian Sea Island Cotton”  finished goods.

Barbados Sea Island Cotton is accepted as the finest cotton bar none. It currently represents only one ten-thousandth of a percent of the $32 BN USD annual market and thus carries a premium. BSC has plans in place to increase production and market the finest cotton products globally through its own brand to existing buyers.

Closing of the transaction is subject to due diligence, finalizing a private placement of Convertible Debentures of BSC for a minimum of US$ 1,000,000 and a maximum of US$ 1,500,000 and BSC completing its financial statements.  Closing is anticipated to occur on or before September 30, 2013.

There are currently 12,998,482 common shares of Kyto issued and outstanding.  Upon completion of the business combination and the issuance of 10,000,000 common shares to the shareholders of BSC, Kyto will have 22,998,482 common shares issued and outstanding.

In conjunction with closing the business combination, all of the directors and officers of Kyto will resign and will be replaced by nominees of BSC. The officers of BSC at closing of the share exchange will be as follows:

Name	Position(s)
Jonathan Bryant	President & Chief Operating Officer and Director
Conrad Wall	Vice President Marketing and Sales

Jonathan Bryant
Founder, CEO, CFO and Chairman of the Board. He has worked with leading International Healthcare and Telecommunications Companies and has run projects with Governments in Europe and the Caribbean. He has extensive experience of project management and has a published medical research background as well as corporate experience at management level.

Conrad Wall
Leading Brand development professional with 15 years experience of Global Brand Management. Conrad Wall will run the projects marketing and branding efforts including the online presence. Conrad has significant contacts and reach in Asia one of the key target areas.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Kyto BioPharma Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Kyto BioPharma  Inc. SEC filings. Kyto BioPharma Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Kyto BioPharma Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Kyto BioPharma Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please contact

Kyto BioPharma Inc.
Mr. Georges Benarroch
President and Chief Executive Officer
(33) 06-07-40-87-06
gbh@comindusfinance.com

Barbados Sea Island Cotton Inc.
Mr. Jonathan Bryant
President and Chief Executive Officer
(44) 79-06-69-65-07
Investors@sea-island-cotton-of-barbados.net